SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               CROSSWALK.COM, INC.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                    227685104
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                                 (CUSIP Number)

                                 March 23, 2000
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             (Date of Event which Requires Filing of this Statement)

      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      (1) The  remainder  of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 227685104         SCHEDULE 13G                       Page 2 of 5 Pages

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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Timothy B. Robertson

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
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                  5     SOLE VOTING POWER

                        400,000
                  -----------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES

 BENEFICIALLY           None
   OWNED BY       -----------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              400,000
     WITH         -----------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      400,000
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                          |-|
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.3%
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12    TYPE OF REPORTING PERSON*

      IN

Item 1(a)         Name of Issuer
----------------------------------

                  CROSSWALK.COM, INC.

Item 1(b)         Address of Issuer's Principal Executive Office
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                  4100 LAFAYETTE DRIVE, SUITE 110
                  CHANTILLY, VA 20151


Item 2(a)         Name of Person Filing
-----------------------------------------

                  TIMOTHY B. ROBERTSON


Item 2(b)         Address of Principal Business Office
--------------------------------------------------------

                  2877 GUARDIAN LANE
                  SUITE 300
                  VIRGINIA BEACH, VA 23452

Item 2(c)         Citizenship
-------------------------------

                  UNITED STATES

Item 2(d)         Title of Class of Securities
------------------------------------------------

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE


Item 2(e)         CUSIP Number
--------------------------------

                  227685104
--------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or (c), check whether the person filing is a:

(a)  |_| Broker of Dealer registered under Section 15 of the Act

(b)  |_| Bank as defined in Section 3(a)(6) of the Act

(c)  |_| Insurance company as defined in Section 3(a)(19) of the Act

(d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940

(e)  |_| An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

(f) |_| An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

(g) |_| A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

(h) |_| A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) |_| A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

(j)  |_| Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4         Ownership
--------------------------

               As of March 23, 2000, Mr. Robertson beneficially owned 400,000 shares of Common Stock representing, in aggregate, approximately 5.3% of the total outstanding shares of Common Stock based on 7,592,972 shares of Common Stock outstanding as of December 31, 1999.

Item 5         Ownership of Five Percent or Less of a Class
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               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person
-------------------------------------------------------------------------------

               Not applicable

Item 7         Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding
--------------------------------------------------------------------------------

               Not applicable

Item 8         Identification and Classification of Members of the Group

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               Not applicable

Item 9         Notice of Dissolution of Group
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               Not applicable

Item 10        Certification

---------------------------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: April 3, 2000


                                                      /s/ Timothy B. Robertson
                                                      --------------------------
                                                      Timothy B. Robertson